EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                          GALES INDUSTRIES INCORPORATED

      FIRST: The name of the Corporation is Gales Industries Incorporated.

      SECOND: The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.

      THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of each class that the corporation shall have the authority to issue is 128,059,462 shares, consisting of:

      (a) 120,055,746 shares of common shares (the "Common Shares"), par value $.001 per share;

      (b) 8,003,716 shares of preferred shares (the "Preferred Shares"), par value $.001 per share.

      The designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations, and restrictions thereof in respect of the Common Shares and Preferred Shares, are as follows:

      A. COMMON SHARES

            1. Voting. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of Preferred Shares by this Certificate of Incorporation, as such Certificate may be further amended, the Common Shares shall have exclusive voting rights on all matters requiring a vote of shareholders.

            2. Other Rights. Each share of Common Shares issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Shares unless the same is paid on any shares of Common Shares outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Shares, or except as may be provided by the laws of the State of Delaware, the holders of Common Shares shall have exclusively all other rights of shareholders.

      B. PREFERRED SHARES

            1. Issuance. The Preferred Shares may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Shares, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the Delaware General Corporation Law, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:

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                  (a) voting rights, if any, which may include the right to vote together as a single class with the Common Shares and any other series of the blank check preferred shares with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares,

                  (b) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative,

                  (c) the amount or amounts payable upon such voluntary or involuntary liquidation,

                  (d) the redemption price or prices, if any, and the terms and conditions of the redemption,

                  (e) sinking fund provisions, if any for the redemption or purchase of such shares,

                  (f) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and

                  (g) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.

      C. SERIES A CONVERTIBLE PREFERRED SHARES

            1. Number of Shares. The series of Preferred Shares designated and known as "Series A Convertible Preferred Shares" shall consist of 1,000 shares.

            2. Voting. Commencing on the 181st day following December 15, 2005, the Series A Convertible Preferred Shares shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation (such date as of which the Series A Convertible Preferred Shares shall commence voting being referred to herein as the "Vote Commencement Date"); provided, however, that, in the event the Corporation defaults in its obligation to file the Registration Statement (defined in subparagraph 3(b)) by the 45th day following December 15, 2005, then the Vote Commencement Date will be the date on which such default first occurs and such voting rights of the Series A Convertible Preferred Shares will continue until such default is cured. Commencing on the Vote Commencement Date, each share of Series A Convertible Preferred Shares shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Shares (including fractions of a share) into which each share of Series A Convertible Preferred Shares is then convertible.


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            3. Dividends.

                  (a) Dividends Payable in Kind. The holders of record of the Series A Convertible Preferred Shares shall be entitled to receive quarterly dividends, payable in shares of Series A Convertible Preferred Shares, at the rate of 8% per annum; provided, however, that dividends will not accrue on shares of Series A Convertible Preferred Shares which are issued as a dividend. Dividends with respect to each share of Series A Convertible Preferred Shares will be credited in arrears as of the last day of each calendar quarter (December 31, March 31, June 30 and September 30) beginning with the last day of the calendar quarter in which such share is issued by the Corporation. Fractional shares of Series A Convertible Preferred Shares may be issued as a dividend on the Series A Convertible Preferred Shares. Each share of Series A Convertible Preferred Shares (other than shares of Series A Convertible Preferred Shares which are issued as a dividend) will be entitled to receive as a dividend .08 shares of Series A Convertible Preferred Shares per year, or .02 shares of Series A Convertible Preferred Shares per quarter. Dividends will no longer accrue on shares of Series A Convertible Preferred Shares if such shares are converted into shares of Common Shares or on the effective date of a mandatory conversion, as provided in subparagraph 6(a)(ii) below.

                  (b) Dividends Payable in Cash. If a registration statement ("Registration Statement") for the resale by the holders of the Series A Convertible Preferred Shares of the Common Shares into which the Series A Convertible Preferred Shares may be converted is not (i) filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") within 45 days after December 15, 2005 or (ii) declared effective within 180 days of December 15, 2005 (either case being referred to herein as a "Registration Default"), the dividend on the Series A Convertible Preferred Shares will be payable in cash, rather than in shares, from the date of such Registration Default until such Registration Default is cured, at the same rate as set forth in subparagraph 3(a). For such purpose, each share of Series A Convertible Preferred Shares shall have a stated value of $10,000.00 per share ("Stated Value") and cash dividends will accrue at the rate of $80.00 per year on each share of Series A Convertible Preferred Shares. Such cash dividends will be paid (or accrued if the Corporation is unable to pay dividends or no funds are legally available to pay dividends) until the Series A Convertible Preferred Shares are converted into shares of Common Shares or on the effective date of a mandatory conversion, as provided in subparagraph 6(a)(ii) below.

            4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Shares shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Shares, to be paid an amount equal to the greater of (i) $20,000.00 per share (two times the Stated Value), after taking into account all payment-in-kind dividends accrued thereon, computed to the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Shares pursuant to subparagraph 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series A Convertible Preferred Shares shall not be entitled to any further payment, such amount payable with respect to one share of Series A Convertible Preferred Shares being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Series A Convertible Preferred Shares being sometimes referred to as the "Liquidation Preference Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed


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among the holders of Series A Convertible Preferred Shares shall be insufficient to permit payment to the holders of Series A Convertible Preferred Shares of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Shares. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Convertible Preferred
Shares shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Convertible Preferred
Shares. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Shares, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. For purposes hereof, the Common Shares shall rank on liquidation junior to the Series A Convertible Preferred Shares.

            5. Restrictions. For so long as at least 25% of the shares of Series A Convertible Preferred Shares are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the prior approval of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

                  (a) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Shares as to (i) the distribution of assets on the liquidation, dissolution or winding up of the Corporation or (ii) the right to receive dividends;

                  (b) Amend, alter or repeal its Certificate of Incorporation or By-Laws in a manner that would adversely affect the rights of the holders of the Series A Convertible Preferred Shares;

                  (c) Redeem any shares of the Series A Convertible Preferred Shares or Common Shares; or

                  (d) Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock junior to or pari passu with the Series A Convertible Preferred Shares, except for dividends or other distributions payable on the Common Shares solely in the form of additional shares of Common Shares and except for the purchase of shares of Common Shares from former employees of the Corporation who acquired such shares directly from the Corporation, which purchases are authorized by the Board of Directors.

            6. Conversions. The holders of shares of Series A Convertible Preferred Shares shall have the following conversion rights:

                  (a) Right to Convert.


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                        (i) Subject to the terms and conditions of this
subparagraph 6, the holder of any share or shares of Series A Convertible Preferred Shares shall have the right, at its option at any time, to convert any such shares of Series A Convertible Preferred Shares (including shares of Series A Convertible Preferred Shares accrued as dividends; except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Shares) into such number of fully paid and nonassessable shares of Common Shares as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Shares so to be converted by $10,000.00 (the Stated Value of each share of Series A Convertible Preferred Shares) and (ii) dividing the result by the conversion price of $.22 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this subparagraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Shares are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Shares into Common Shares and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Shares) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Shares shall be issued.

                        (ii) Automatic Conversion. Each outstanding share of Series A Convertible Preferred Shares, including shares of Series A Convertible Preferred Shares accrued as dividends, shall automatically be converted into Common Shares, at the Conversion Price at the time in effect for such share, immediately as of the date that a Registration Statement is declared effective by the SEC under the Securities Act. Holders of shares of Series A Convertible Preferred Shares so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Shares to which such holder is entitled, together with any cash payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6(c). Until such time as a holder of shares of Series A Convertible Preferred Shares shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Shares to which such holder shall be entitled upon the surrender thereof.

                  (b) Issuance of Certificates; Time Conversion Effected. In the case of conversions made pursuant to subparagraph 6(a)(i), promptly after the receipt of the written notice referred to in subparagraph 6(a)(i) and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Shares to be converted (if such certificates have been issued), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Shares issuable upon the conversion of such share or shares of Series A Convertible Preferred Shares. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares (except where no certificate has been issued) shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Shares shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.


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                  (c) Fractional Shares; Partial Conversion. No fractional
shares of Common Shares shall be issued upon conversion of Series A Convertible Preferred Shares into Common Shares. In case the number of shares of Series A Convertible Preferred Shares represented by the certificate or certificates surrendered pursuant to subparagraph 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Shares represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Shares would, except for the provisions of the first sentence of this subparagraph 6(a), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Shares for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                  (d) Adjustment of Price Upon Issuance of Common Shares. Except as provided in subparagraph 6(e), if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6(d)(i) through 6(d)(vii), deemed to have issued or sold, any shares of Common Shares for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Shares outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and
(b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Shares outstanding immediately after such issue or sale. The provisions of this paragraph 6(d) may be waived in any instance, without a meeting, prospectively or retroactively, by obtaining the written consent of the holders of a majority in interest of the then outstanding shares of Series A Convertible Preferred Shares, taken separately as a class.

      For purposes of this subparagraph 6(d), the following subparagraphs 6(d)(i) through 6(d)(vii) shall also be applicable:

                        (i) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any stock or security convertible into or exchangeable for Common Shares (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Shares issuable upon the


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exercise of such Options or upon the conversion or exchange of all such
Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6(d)(iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Shares or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Shares upon conversion or exchange of such Convertible Securities.

                        (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6(d)(iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Shares upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                        (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6(d)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6(d)(i) or 6(d)(ii), or the rate at which Convertible Securities referred to in subparagraph 6(d)(i) or 6(d)(ii) are convertible into or exchangeable for Common Shares shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.


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                        (iv) Stock Dividends. In case the Corporation shall
declare a dividend or make any other distribution upon any stock of the Corporation (other than the Common Shares) payable in Common Shares, Options or Convertible Securities, then any Common Shares, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                        (v) Consideration for Stock. In case any shares of Common Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Shares, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                        (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities or (ii) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                        (vii) Treasury Shares. The number of shares of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Shares for the purpose of this subparagraph 6(d).

                  (e) Certain Issues of Common Shares Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the date of filing of this Certificate of Incorporation of (i) any shares or other securities in connection with any employee, management or director stock option or incentive plans; (ii) any shares or other securities issued in connection with any acquisition or merger transactions entered into by the Corporation or its subsidiaries; (iii) any shares or other securities issued to the placement agent in the Financing; and (iv) any shares of Common Shares issuable upon conversion or exercise of the Series A Convertible Preferred Shares or any other convertible or derivative security (the existence of which was disclosed to the investors in the Financing) which the Corporation or Gales Industries Incorporated will have outstanding as of the completion of the Financing or had outstanding prior to the completion of the Financing.

                  (f) Subdivision or Combination of Common Shares. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Shares shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.


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                  (g) Reorganization or Reclassification. If any capital
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Shares shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Shares immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Shares equal to the number of shares of such Common Shares immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  (h) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series A Convertible Preferred Shares at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  (i) Other Notices. In case at any time and without limiting the applicability of subparagraph 5:

                        (i) the Corporation shall declare any dividend upon its Common Shares payable in cash or stock or make any other distribution to the holders of its Common Shares;

                        (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Shares any additional shares of stock of any class or other rights;

                        (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                        (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series A Convertible Preferred


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Shares at the address of such holder as shown on the books of the Corporation,
(a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

                  (j) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Shares as herein provided, such number of shares of Common Shares as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Shares. The Corporation covenants that all shares of Common Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Shares is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Shares may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Shares may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Shares issued and issuable after such action upon conversion of the Series A Convertible Preferred Shares would exceed the total number of shares of Common Shares then authorized by the Certificate of Incorporation; provided, however, that the Corporation will use its reasonable best efforts to increase its authorized Common Shares so that such adjustment can be made as promptly as practicable.

                  (k) No Reissuance of Series A Convertible Preferred Shares. Shares of Series A Convertible Preferred Shares which are converted into shares of Common Shares as provided herein shall not be reissued.

                  (l) Issue Tax. The issuance of certificates for shares of Common Shares upon conversion of Series A Convertible Preferred Shares shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Shares which is being converted.

                  (m) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Shares or of any shares of Common Shares issued or issuable upon the conversion of any shares of Series A Convertible Preferred Shares in any manner which interferes with the timely conversion of such Series A Convertible Preferred Shares, except as may otherwise be required to comply with applicable securities laws.


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

                  (n) Definition of Common Shares. As used in subparagraph 6, the term "Common Shares" shall mean and include the Corporation's authorized Common Shares, as constituted on the date of filing of these terms of the Series A Convertible Preferred Shares, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Shares receivable upon conversion of shares of Series A Convertible Preferred Shares shall include only shares designated as Common Shares of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6(g).

            7. Amendments. No provision of these terms of the Series A Convertible Preferred Shares may be amended (whether by merger, consolidation or otherwise), modified or waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Shares.

      FIFTH: The name and mailing address of the incorporator is Michael A. Gales, 1479 North Clinton Avenue, Bay Shore, NY 11706.

      SIXTH: Unless otherwise provided for in the corporation's bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of shareholders.

      SEVENTH: This Corporation shall have at least one director. The number of directors may be either increased or decreased from time to time in the manner provided in the Bylaws, but shall be never less than one.

      EIGHTH: The Corporation is to have perpetual existence.

      NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TENTH: (a) Limitation of Liability.

                        (i) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation's By-laws, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

                        (ii) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


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

                  (b) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section (c) of this ARTICLE TENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section (b) of this ARTICLE TENTH shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "advance of expenses"); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section (b) or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

                  (c) Procedure for Indemnification. Any indemnification of a Director or officer of the Corporation or advance of expenses under Section (b) of this ARTICLE TENTH shall be made promptly, and in any event within forty-five
(45) days (or, in the case of an advance of expenses, twenty (20) days), upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this ARTICLE TENTH is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days), the right to indemnification or advances as granted by this ARTICLE TENTH shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any


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

such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section (b) of this ARTICLE TENTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section (b) of this ARTICLE TENTH shall be the same procedure set forth in this Section (c) for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

                  (d) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  (e) Service for Subsidiaries. Any person serving as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a "subsidiary" for this ARTICLE TENTH) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

                  (f) Reliance. Persons who after the date of the adoption of this provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE TENTH in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE TENTH shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

                  (g) Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

                  (h) Merger or Consolidation. For purposes of this ARTICLE TENTH, references to the "Corporation" shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE TENTH with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.


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

      ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

               [THE REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]


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

IN WITNESS WHEREOF, the undersigned, being the incorporator herein named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this13th day of January 2006.


                                                  /s/ Michael A. Gales
                                                  ------------------------------
                                                  Michael A. Gales, Incorporator


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